AMENDMENT TO THE 1994 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

          "Subject to adjustment as provided in Section 7 hereof, a total of four million five hundred thousand (4,500,000) shares of the Company's Common Stock $.01 par value (the "Stock") shall be subject to the Plan."


          AMENDMENT TO THE 1995 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


          "Subject to adjustment as provided in Section 7 hereof, a total of five hundred thousand (500,000) shares of common stock, $.01 par value ("Stock"), of the Company shall be subject to the Plan."


             AMENDMENT TO THE 1994 STOCK OPTION PLAN FOR CONSULTANTS


          "Subject to adjustment as provided in Section 7 hereof, a total of one million six hundred thousand (1,600,000) shares of common stock, $.01 par value ("Stock"), of the Company shall be subject to the Plan."